AMERICAN AADVANTAGE SELECT FUNDS

WRITTEN INSTRUMENT AMENDING THE
TRUST’S DECLARATION OF TRUST

We, the undersigned, the Trustees of the American AAdvantage Select Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to a Declaration of Trust dated , as subsequently amended on August 18, 1999 and August 24, 2001(“Amended and Restated Declaration of Trust”), do hereby amend the Amended and Restated Declaration of Trust as follows, pursuant to Article XII, Section 7 therein.

1.           The name of the Trust be, and it hereby is, amended to “American Beacon Select Funds.”

2.           The portions of Article I, Section I of the Amended and Restated Declaration of Trust related to the name of the Trust be, and hereby are, amended and restated in their entirety to read as follows:

Name

Section 1.     This Trust shall be known as the “American Beacon Select Funds” and the Trustee(s) shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Definitions

Section 4.     Wherever used herein, unless otherwise required by the context or specifically provided:

(b) The “Trust” refers to American Beacon Select Funds;

3.           Article XII, Section 9 of the Amended and Restated Declaration of Trust be, and it hereby is, amended and restated in its entirety to read as follows:

Use of the Words “American Beacon” and “American Airlines”

Section 9. AMR Corporation has consented to the use by the Trust of the identifying words “American Beacon Select Funds.” Such consent is conditioned upon the employment of American Beacon Advisors, Inc., its successors or its affiliated companies as investment adviser or manager of the Trust. As between the Trust and itself, AMR Corporation controls the use of the name of the Trust insofar as such name contains the identifying words “American Beacon Select Funds.” AMR Corporation may from time to time use the identifying words “American Beacon Select Funds” in other connections and for other purposes, including, without limitation, in the names of other corporations or businesses which it may manage, advise, sponsor or own, or in which it may have a financial interest. AMR Corporation may require the Trust to cease using the identifying words “American Beacon Select Funds” in the name of the Trust if the Trust ceases to employ American Beacon Advisors, Inc. or another subsidiary or affiliate of AMR Corporation as investment adviser or manager.

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IN WITNESS WHEREOF, the undersigned being all of the Trustees of American AAdvantage Select Funds, have executed this instrument.

/s/ William F. Quinn
William F. Quinn

/s/ W. Humphrey Bogart
W. Humphrey Bogart

/s/ Brenda A. Cline
Brenda A. Cline

/s/ Alan D. Feld
Alan D. Feld

/s/ Richard A. Massman
Richard A. Massman

/s/ Stephen D. O’Sullivan
Stephen D. O’Sullivan

/s/ R. Gerald Turner
R. Gerald Turner

/s/ Kneeland Youngblood
Kneeland Youngblood